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                                                                      EXHIBIT 11

                    IMPERIAL CREDIT MORTGAGE HOLDINGS, INC.

             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

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                                                                 FOR THE PERIOD
                                                     YEAR ENDED  NOVEMBER 20, -
                                                    DECEMBER 31,  DECEMBER 31,
                                                        1996          1995
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
Primary Earnings Per Share:
  Net Income.......................................  11,879,438      315,443
  Avg. Number of Shares Outstanding................   5,908,463    4,250,000
  Net effect of dilutive stock options--Based on
   treasury stock method using average market
   price...........................................      99,793       34,010
    Total average shares...........................   6,008,256    4,284,015
    Primary Earnings Per Share(a)..................        1.98         0.07
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(a) Fully diluted earnings per share were not materially different.